Exhibit 99.1

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane, (813) 228-1772
Internet: www.tecoenergy.com

TECO ENERGY CANCELS PRESENTATION AND WEBCAST

SCHEDULED FOR SEPTEMBER 17, 2004

TAMPA, September 10, 2004 — TECO Energy, Inc. (NYSE:TE) today announced that it has cancelled its presentation to financial analysts and webcast scheduled for Friday September 17, 2004 due to its continuing restoration efforts from the impact of Hurricane Frances, and the need to prepare for the potential impact of Hurricane Ivan. TECO Energy’s management team is focused on restoring power to Tampa Electric customers as soon as possible, and on preparing for potential future storm effects. At this juncture, the cost of the restoration efforts for Hurricanes Charley and Frances are expected to be between $25 million and $30 million, which is within Tampa Electric’s storm damage reserve of $42 million.

TECO Energy is currently scheduled to make a presentation to financial analysts and provide a webcast concurrently to investors at the Edison Electric Institute (EEI) Financial Conference on Tuesday October 26th at 9:00 AM. The company will reevaluate its schedule for financial communications prior to the EEI meeting over the next week.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.